May 13, 2013

Board of Trustees

Realty Capital Income Funds Trust

405 Park Ave., 15th Floor

New York, NY 10022

Re:	Realty Capital Income Funds Trust

Ladies and Gentlemen:

We have acted as Delaware counsel for Realty Capital Income Funds Trust, a Delaware statutory trust (“the “RCIFT”), in connection with the matters set forth herein. This opinion is furnished to you at your request.

ln connection with the opinions set forth herein, our examination has been limited to a review of originals or copies of the following documents:

(a)            The Certificate of Trust of RCIFT, dated December 28, 2012, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on December 28, 2012 (the “RCIFT Certificate”);

(b)            The Declaration of Trust of RCIFT, dated as of December 28, 2012, entered into by Nicholas S. Schorsch, as the sole initial trustee (the “Trust Agreement”);

(c)            A Certificate of Good Standing for RCIFT, dated May 9, 2013, obtained from the Secretary of State; and

(d)            The Registration Statement on Form N-1A, relating to the Class A, Class C, and Class I shares of the AR Capital Real Estate Income Fund series of the Trust (the “Fund”) representing undivided beneficial interests in the Fund series of the Trust (each a “Share” and collectively, the “Shares”), filed by the Trust with the Securities and Exchange Commission on December 28, 2012, as amended by Pre-Effective Amendment No. 1 on Form N-1A, filed by the Trust with the Securities and Exchange Commission on February 20, 2013 (collectively, the “Prospectus”).

Rodney Square • 1000 North King Street • Wilmington, DE 19801

P 302.571.6600 F 302.571.1253 YoungConaway.com

Young Conaway Stargatt & Taylor, llp

Board of Trustees

Realty Capital Income Funds Trust

May 13, 2013

For purposes of this opinion, we have not reviewed any documents other than the documents herein listed, and we have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions herein stated We have conducted no independent factual investigation of our own, but rather, have relied solely upon the documents listed herein, the statements and information set forth in such documents, and the additional matters recited or assumed herein, all of which we have assumed to be true, complete, and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity to the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement with respect to the subject matter thereof, including agreements with respect to the creation, operation, and termination of RCIFT, and that the Trust Agreement and the RCIFT Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in numbered paragraph 1 below, the due creation, due organization, or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing such creation, organization, or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform that party's obligations under, such documents, (v) the due authorization, execution, and delivery by all parties thereto of all documents examined by us, (vi) that the ownership of Shares by the purchasers of such Shares (collectively “Shareholders”) is and will be correctly reflected in the record books of the Trust in accordance with the Trust Agreement, (vii) payment for the Shares acquired by Shareholders will be made in accordance with the Trust Agreement and the Prospectus, and (viii) that the Shares are issued and sold to Shareholders in accordance with the Trust Agreement and the Prospectus. We have not participated in the preparation of the Prospectus and assume no responsibility for the contents of the Prospectus .

This opinion is limited to the laws of the State of Delaware (other than securities laws and tax laws, and rules, regulations, orders, and decisions relating thereto), and we have not considered, and express no opinion on, the laws of any other jurisdiction, including, without limitation, federal laws, and rules, regulations, orders, and decisions relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations, orders, and decisions there under that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to all assumptions, qualifications, limitations, and exceptions herein set forth, we are of the opinion that:

1.            RCTIF has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del.  C. § 3801 et seq.

Young Conaway Stargatt & Taylor, llp

Board of Trustees

Realty Capital Income Funds Trust

May 13, 2013

2.            The issued Shares will represent valid undivided beneficial interests in the assets of the Fund.

3.            The Shareholders, as beneficial owners of RCTIF, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to an amendment to the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of “Persons” whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

Sincerely,

CDG:kal